Exhibit 99.1

  PREMIER COMMUNITY BANKSHARES, INC.

Contact:

John A. Willingham SVP & CFO – jwillingham@pcbi.com or 540.450.3077

Press Release

October 12, 2006

Premier Community Bankshares, Inc.

Announces Increase in Earnings for the First Nine Months of 2006

Winchester, Virginia ---Premier Community Bankshares, Inc. (NASDAQ: PREM) reports net income of $5.5 million for the first nine months of 2006, an increase of 6.4% or $333 thousand compared to the corresponding period in 2005.  Earnings per share on a diluted basis were $1.03, compared to $1.02 per share for the same period in 2005. During the first nine months of 2006, the return on average equity was 12.81% and return on average assets was 0.95% compared to the return on average equity and average assets of 14.72% and 1.12%, respectively for the first nine months of 2005.  For the third quarter of 2006, the return on average equity and average assets was 11.76% and 0.93% respectively, compared to a return on average equity of 14.09% and a return on average assets of 1.06% for the third quarter of 2005.  Net income for the third quarter in 2006 was $2.0 million, an increase of 16.7% or $288 thousand compared to the same period in 2005.

The acquisition of Albemarle First Bank (Albemarle) has been reflected in the financial statements as of July 1, 2006 and represented net income of approximately $455 thousand for the third quarter and for the nine months ended September 30, 2006.  Current period expenses related to Albemarle include interest costs in connection with the trust preferred capital notes issuance to fund the acquisition in addition to merger related costs.  The interest expense from this issuance and merger related costs were $237 thousand and $115 thousand, respectively on a pre-tax basis.

During the first nine months of 2006, the Company opened 3 new branch offices, and finalized the purchase of Albemarle in Charlottesville, Virginia.  This purchase added three additional full service banking locations in the central part of Virginia, bringing the total number of locations to 25.  In addition, the Company opened a de novo institution subsidiary in July 2005.  Consistent with our expectations, the de novo expansion produced a loss, net of tax in the amount of approximately $733 thousand or $.14 per share on a diluted basis for the first nine months of 2006 accounted for in our consolidated earnings.

Don Unger, President and CEO of the Company stated “We are pleased to report continued earnings growth at a time when the Company is making significant investments in our future growth through the acquisition of Albemarle First Bank, expansion of our footprint through additional branching initiatives and our de novo banking subsidiary in West Virginia.”

Total assets for the Company as of September 30, 2006 were $878.8 million compared to $665.4 million as of September 30, 2006, an increase of $213.4 million or 32.1%.  Total assets acquired in the Albemarle acquisition and related goodwill and other intangible assets were approximately $140.8 million.  Net loans outstanding grew by $174.8 million or 31.2% and accounted for the majority of the asset growth.  Loans acquired in conjunction with the Albemarle acquisition totaled approximately $96.1 million through September 30, 2006.  The increase in loans was primarily funded by a $146.4 million increase in deposits which includes $99.5 million of deposits assumed from Albemarle and a $25.0 million increase in advances from the Federal Home Loan Bank. Other income increased 13.5% to $3.8 million, while other expenses increased $3.4 million or 23.1% attributable to increased personnel expenses, equipment, and the related premises needed to service an expanding customer base and prepare for future growth.

Premier Community Bankshares, Inc. is a growing multi-bank holding company that operates 20 offices in the Shenandoah Valley region located in the northwestern part of Virginia, three offices in the central part of Virginia and two offices in the eastern panhandle of West Virginia.  The corporation’s three subsidiary banks of Rockingham Heritage Bank, The Marathon Bank and Premier Bank serve an increasingly diversified market with a rapidly growing population.

This press release may contain forward-looking statements, as defined by federal securities laws, which may involve significant risks and uncertainties.  The statements are based on estimates and assumptions made by management in conjunction with other factors deemed appropriate under the circumstances.  Actual results could differ materially from current projections.  Readers are encouraged to read filings the company has made with the Securities and Exchange Commission for additional information.

PREMIER COMMUNITY BANKSHARES, INC.
(Unaudited)
($ In Thousands)

Balance Sheet	September 30,
Assets:	2006	2005	% Change
Cash & Due From Banks	$24,543	$23,674	3.7%

Interest Bearing Due From Banks	6,074	867	600.6%

Fed Funds Sold	12,573	25,421	-50.5%

Securities-HTM	23,859	7,342	225.0%

Securities-AFS	17,507	20,544	-14.8%

Loans	740,802	564,585	31.2%

Allowance for Loan Losses	(6,822)	(5,403)	26.3%

Bank Premises & Equip.	25,114	15,704	59.9%

Other Assets	35,170	12,652	178.0%

Total Assets	$878,820	$665,386	32.1%

Liabilities:
Noninterest Bearing Deposits	$98,324	$97,069	1.3%

Interest Bearing Deposits	613,191	468,000	31.0%

Total Deposits	$711,515	$565,069	25.9%

Other Borrowed Money	55,701	25,668	117.0%

Other Liabilities	5,074	3,503	44.8%

Trust Preferred Capital Notes	36,084	21,651	66.7%

Total Liabilities	$808,374	$615,891	31.3%

Shareholders’ Equity
Common Stock	$5,680	$4,948	14.8%

Capital Surplus	33,777	19,670	71.7%

Retained Earnings	31,107	24,872	25.1%

Accumulated Other Comp Income(loss)	-118	5	-2460.0%

Total Shareholders’ Equity	$70,446	$49,495	42.3%

Total Liabilities and Shareholders’ Equity	$878,820	$665,386	32.1%

PREMIER COMMUNITY BANKSHARES, INC.
(Unaudited)
($ In Thousands)

	Nine Months Ending
	September 30,
	2006	2005	% Change

Income Statement

Interest Income	$39,494	$29,121	35.6%

Interest Expense	16,309	9,361	74.2%

Net Interest Income	23,185	19,760	17.3%

Provision for Loan Losses	373	572	-34.8%

Net Interest Income After Provision for Loans Losses
	22,812	19,188	18.9%

Other Income	3,827	3,372	13.5%

Other Expenses	18,309	14,878	23.1%

Income Before Taxes	8,330	7,682	8.4%

Income Taxes	2,836	2,520	12.5%

Net Income	$5,494	$5,162	6.4%

Results of Operation

Book Value Per Share	$12.41	$10.00	24.1%

Earnings Per Share-Basic	$1.06	$1.05	1.0%

Earnings Per Share-Assuming Dilution	$1.03	$1.02	1.0%

Return on Average Assets	0.95%	1.12%	-15.2%

Return on Average Equity	12.81%	14.72%	-13.0%

Allowance for Loan Losses to Loans	0.92%	0.96%	-4.2%

Common Shares Outstanding, (Thousands)	5,680	4,948	14.8%

PREMIER COMMUNITY BANKSHARES, INC.
(Unaudited)
($ In Thousands)

	Three Months Ending
	September 30,
	2006	2005	% Change

Income Statement

Interest Income	$15,552	$10,476	48.5%

Interest Expense	6,884	3,502	96.6%

Net Interest Income	8,668	6,974	24.3%

Provision for Loan Losses	71	245	-71.0%

Net Interest Income After Provision for Loans Losses
	8,597	6,729	27.8%

Other Income	1,415	1,185	19.4%

Other Expenses	6,912	5,355	29.1%

Income Before Taxes	3,100	2,559	21.1%

Income Taxes	1,084	831	30.4%

Net Income	$2,016	$1,728	16.7%

Results of Operation

Earnings Per Share-Basic	$0.36	$0.35	2.9%

Earnings Per Share-Diluted	$0.35	$0.34	2.9%

Return on Average Assets	0.93%	1.06%	-12.3%

Return on Average Equity	11.76%	14.09%	-16.5%